ARTICLES OF AMENDMENT
                              TO THE
                    ARTICLES OF INCORPORATION
                         ALL THINGS, INC.

Pursuant to the provisions of the Nevada Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of
Incorporation:

FIRST: The name of the corporation is: ALL THINGS, INC.

SECOND: The Date of Incorporation was January 7, 1982.

THIRD: Corporate papers were filed with the County Clerk of Elko County on July 2, 1984.

FOURTH: The following amendment was adopted by the shareholders of the corporation on November 15, 1984 at which a quorum was present either in person or by proxy, in the manner prescribed by the Nevada Corporation Act:

                       ARTICLE I

                        NAME

The name of the corporation shall be New Environmental Technologies
Corporation.

FIFTH: The number of shares of the corporation outstanding at the time of such adoption was 97,000,000 and the number of shares entitled to vote thereon was 97,000,000.

SIXTH: The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:

          CLASS            NUMBER OF SHARES
          Common        97,000,000

SEVENTH: The number of shares voted for such amendment was 92,340,000 and the number of shares voted against such amendment was 0.

EIGHTH: The manner in which such amendment effects a change in the amount of stated capital, and the amount of stated capital as changed by such amendment, are as follows:

A stock split is to be involved with this change in capitalization, namely a reverse split of one for ten. Every ten shares of $.001 par value stock in equal to one share of $.001 par value stock.

NINTH: The number of shares authorized is changed from 100,000,000 to 500,000,000 shares.

   NEW ENVIRONMENTAL TECHNOLOGIES

By:/s/John H. Albright
President

By:/s/Generoso Panaro
Secretary

STATE OF PENNSYLVANIA
CITY OF HARRISBURG
COUNTY OF DAUPHIN

Before me, Beatrice K. Gower, a Notary Public in and for the said County and State, personally appeared John H. Albright who acknowledged before me that he was President of All Things, Inc., a Nevada corporation, and that he signed the foregoing Articles of Amendment as his free and voluntary act and deed for the uses and purposes therein set forth, and that the facts contained therein are true.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 8th day of March, 1985.

/s/Beatrice K. Gower
Notary Public

STATE OF NEW YORK
CITY OF NEW YORK
COUNTY OF RICHMOND

Before me, Daniel J. Finarore, a Notary Public in and for the said County and State, personally appeared Genearoso Panaro who acknowledged before me that he was Secretary of All Things, Inc., a Nevada corporation, and that he signed the foregoing Articles of Amendment as his free and voluntary act and deed for the uses and purposes therein set forth, and that the facts contained therein are true.

IN WITNESS WHEREOF, I have hereunto get my hand and seal this day of March, 1985.

/s/Daniel J. Finarore
Notary Public